Exhibit 99.1

DISH NETWORK AND VOOM REACH SETTLEMENT

ENGLEWOOD, CO—(Marketwire - Oct 21, 2012) - DISH Network Corporation (NASDAQ: DISH)

•                  Terms call for DISH to pay $700 million in cash; DISH to receive certain wireless spectrum licenses

•                  DISH enters multi-year agreement to carry AMC, IFC, WE tv, Sundance Channel and Fuse; AMC channel broadcast resumes Sunday, October 21

DISH Network Corporation (NASDAQ: DISH) announced today that its subsidiary, DISH Network L.L.C., has settled all of its pending litigation with Voom HD Holdings LLC.

Terms of the settlement call for DISH Network to pay $700 million in cash. As part of the agreement, DISH will receive 500 MHz of wireless multichannel video distribution and data service (“MVDDS”) spectrum licenses that cover a population of 150 million in 45 DMAs including New York, Los Angeles, Chicago, San Francisco and Philadelphia.

As part of a separate, multi-year agreement, DISH will resume broadcast of the AMC channel Sunday, October 21. The AMC channel will be carried on DISH channel 131.

“We are glad to have settled the case and reestablished our long-term relationships with AMC Networks and Cablevision,” said Dave Shull, senior vice president of Programming at DISH. “This multi-year deal delivers a fair value for both parties and includes digital expansion opportunities for AMC Networks’ programming.”

Other AMC Networks programming, including Sundance Channel, WE tv and IFC, will return to DISH Nov. 1. The Madison Square Garden Company’s music-oriented Fuse channel will begin broadcast Nov. 1, as well.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.061 million satellite TV customers, as of June 30, 2012, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.